Exhibit 10.2
Novelis — 2011 Annual Incentive Plan (“2011 AIP”)
Key features of the Scheme:
1.	Title and Administration: The plan shall be referred to as the 2011 AIP. The Plan will be administered by Novelis Corporate Human Resources.

2.	Performance Year: For this plan the performance period will be April 1, 2010 to March 31, 2011. Payouts, computed on the basis of performance, will be made following necessary approvals.

3.	Eligibility: Eligibility for this plan will be Band 5 and above. Employees at Band 6 and below will be governed by local schemes in the respective locations.

4.	Opportunity: The target opportunity across regions will be in line with market practice and defined to be competitive, self funded and motivate employees to drive the desired behavior in the organization.

5.	Measures and application of weights to each measure to be used for computation of the 2011 AIP: Four measures shall be used to compute performance. These measures will be applied at two levels: Overall Novelis Performance and Regional Novelis Performance. The four measures are as follows :
a.	Normalized EBITDA: Defined as Net Revenues — COGS without depreciation — S&AE — R&D + Realized G/L on Derivatives. This will carry a 40% weightage on the overall plan.

b.	Operating Free Cash Flow: Defined as Operating EBITDA — CAPEX - Change in Working Capital — Change in Deferred Items. In terms of specifics, the measure of operating free cash flow will be used for the regions and Free Cash Flow (FCF) [which includes interest, tax, dividends and corporate costs] will be used for overall Novelis performance. This will carry a 40% weightage on the overall plan.

c.	Environment, Health and Safety : This has 2 sub-parameters:
i.	Recordable Case Rate: Workplace accident resulting in an injury requiring more than first aid treatment. This will carry a 6% weightage on the overall plan.

ii.	Completed Strategic EHS Initiatives: Environmental initiatives that lead to significant reductions in water, emissions, energy or waste aligned with the site’s significant environmental aspects or ongoing cases of non-compliance. OHS initiatives based on the site’s significant OHS risk and exposure. All initiatives are pre-approved and tracked in a database. This will carry a 4% weightage on the overall plan.
d.	Individual Performance: This is based on the individual performance rating in the Performance Management System for Novelis. This will carry a 10% weightage in the overall plan. The multipliers for individual performance ratings will be as follows :
i.	Far Exceeds Expectations (FEE) : 200%

ii.	Exceeds Expectations (EE) : 120%

iii.	Met Expectations (ME): 100%

iv.	Below Expectations (BE) : 60%

v.	Far Below Expectations (FBE) : Zero

6.	Proposed mix of business performance impact: Different levels and roles will carry a differential weightage on the basis of line of sight and impact. Some of the weightings will be as follows :
a.	All Corporate Staff and Region Presidents are 100% based on overall Novelis results.

b.	Region staff in Bands 2 through 5 will be 50% overall Novelis performance and 50% on Region performance. Region Staff in Bands 6 and below will be 30% overall Novelis and 70% Regionally determined
Note: EHS results are not split; corporate staff and Region Presidents are 100% overall Novelis and Region Staff are 100% Region.

7.	Performance Measures and Targets for the 2011 AIP: The performance measures and targets will be as approved by the Board for FY 2011.

8.	Overall Threshold: An achievement of 60% of the overall Normalized Operating EBITDA target is required to be met, for any payouts on overall or Region EBITDA and Cash Flow performance, and, for any individual performance payouts. Only the EHS portion of AIP could be earned if this threshold is not met

9.	Example of Computation: Computation of amounts is contingent on the threshold number being achieved either at Overall Novelis level or at the region level. E.g.: Suppose any particular region is “Below Expectations” on EBITDA and Free Cash flow numbers, and on Target for EHS Performance, whereas the performance is “Exceeds Expectations” for overall Novelis performance for Normalized EBITDA and Free Cash flow and on target for EHS Performance. In such case, (as an example) a Region employee in Band 4 with a 50% weightage on business and 50% weightage on Novelis performance will forego the portion of AIP that is linked to Region EBITDA and Free Cash Flow performance, but earn his AIP at target for Region EHS results, and will earn 150% of target AIP on account of Novelis EBITDA and Free Cash Flow performance. As already referenced earlier, any payouts on account of Normalized Operating EBITDA, Cash Flow and Individual performance, are subject to the overall threshold of 60% for Normalized Operating EBITDA being met. There will be instances wherein the actual performance on all or any of the parameters falls in-between any two performance points (e.g. higher than “Target “, but lower than “Superior”). In such case, the calculation of performance will be on a linear scale, between the two performance points.

If an employee is rated as “Far Below Expectations” on individual performance, then he/she will not be entitled to any AIP payment , irrespective of overall Company or region performance on other metrics.

10.	Other aspects of the plan :
a.	An individual needs to be employed for the entire performace year to be entitled to any payout on account of AIP. The performance year for the purposes of this plan has been defined in (2) above.

b.	An individual will be entitled to prorated AIP if he / she retires, dies or becomes disabled during the course of the year, on a pro-rata basis. Such payouts will be made at the time that payouts are made for all other employees.

c.	In the event of a company initiated separation during the performance year, the concerned individual will not be entitled to any AIP for the year. However, if the company initiated separation is the result of a position elimination that is not performance related (for example a layoff, plant closure, restructuring or sale), the employee will be eligible for prorated incentive consideration at the time that consideration is being given to all other employees

d.	However, if any event as described in (b) occurs after the performance year, but before the timing of payout, such individual shall be entitled to AIP for the entire year.